Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELEDYNE TECHNOLOGIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	25-1843385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Address of principal executive offices)

TELEDYNE TECHNOLOGIES INCORPORATED

2014 INCENTIVE AWARD PLAN

(Full title of the plan)

Melanie S. Cibik

Senior Vice President, General Counsel and Secretary

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

(Name and address of agent for service)

(805) 373-4545

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	3,236,278 (2)	$94.96(3)	$307,316,958.88	$39,582.42

(1) This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), reserved for issuance under the Teledyne Technologies Incorporated 2014 Incentive Award Plan (the “2014 Plan”) consist of the sum of (a) 1,800,000 newly authorized shares and (b) 1,436,278 shares available for issuance under the Teledyne Technologies Incorporated Amended and Restated 2008 Incentive Award Plan (the “2008 Plan”) as of the effective date of the 2014 Plan. To the extent outstanding awards under the 2008 Plan are forfeited or lapse unexercised and which following the effective date of the 2014 Plan are not issued under the 2008 Plan, the shares of Common Stock subject to such awards will be available for future issuance under the 2014 Plan.

(3) Estimated solely for the purpose of calculating the registration fee under Rule 457(h) and (c) under the Securities Act, based on the average of the high and low prices for the Common Stock reported on the New York Stock Exchange on April 17, 2014, which date is within five business days prior to the initial filing of this Registration Statement, as reported on the New York Stock Exchange.

INTRODUCTION

On April 23, 2014, the Registrant’s stockholders approved the 2014 Plan, which, among other things, authorizes the issuance of 1,800,000 shares of Common Stock and any shares of Common Stock which as of the effective date of the 2014 Plan are available for issuance under the 2008 Plan or are subject to awards under the 2008 Plan which forfeited or lapse unexercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission pursuant to the Securities Act, are incorporated by reference into this Registration Statement:

(i) the Registrant’s annual report on Form 10-K, filed with the Commission on February 25, 2014, for the fiscal year ended December 29, 2013 (File No. 001-15295);

(ii) the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 23, 2014 (File No. 001-15295), February 20, 2014 (File No. 001-15295) and April 23, 2014 (File No. 001-15295), and the Registrant’s Definitive Proxy Statement dated March 5, 2014 (File No. 001-15295); and

(iii) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10, as amended, filed with the Commission (File No. 001-15295).

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the 2014 Plan meeting the requirements of Section 10(a) of the Securities Act.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Unless expressly indicated, a Current Report on Form 8-K furnished to the Commission pursuant to Item 2.02 or Item 7.01 and any other information not deemed “filed” with the Commission shall not be incorporated by reference into this Registration Statement.

Experts

The consolidated financial statements of Teledyne Technologies Incorporated appearing in Teledyne Technologies Incorporated’s Annual Report on (Form 10-K) for the year ended December 29, 2013 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 5. Interests of Named Experts and Counsel

The opinion of counsel as to the legality of the securities that may be issued under the 2014 Plan is given by Melanie S. Cibik, Senior Vice President, General Counsel and Secretary for the Registrant. As of April 22, 2014, Ms. Cibik owned 25,085 shares of the Registrant’s Common Stock and held 25,994 stock options granted under various incentive plans of the Registrant.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Code (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Restated Certificate of Incorporation provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses.

The Registrant is also authorized to maintain, and does maintain, insurance on behalf of any person who is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee or agent of another entity against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seven of the Registrant’s Restated Certificate of Incorporation provides that, to the full extent that Delaware law permits the limitation or elimination of the liability of directors, a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for conduct as a director.

Effective April 22, 2009, the Registrant entered into individual Indemnification Agreements with directors and certain officers and executives of the Registrant, including the executive officers named in the summary compensation table of Registrant’s most recently filed proxy statement. Simply, the Indemnification Agreements provide the directors and executives who are parties to the agreements with a stand-alone contractual right to indemnification and expense advancement to the greatest extent allowable under Delaware law. Some further details include:

•	In a third-party proceeding, an indemnitee is entitled to indemnification if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, if in a criminal action or proceeding, if the indemnitee had no reason to believe that his or her conduct was unlawful. In a third party proceeding, the indemnification obligation covers reasonable expenses, judgment fines, and amounts paid in settlement actually and reasonably incurred by the indemnitee.

•	In proceedings by or in the name of the Registrant (e.g., derivative suits), an indemnitee is entitled to indemnification if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. In derivative suits, the indemnification obligation covers reasonable expenses, but in proceedings where the Registrant is alleging harm caused by the indemnitee, the indemnitee would generally not be entitled to be indemnified for judgments, fines and amounts paid in settlement (otherwise the Registrant would effectively not recover any damages), unless perhaps a Delaware or other court determines otherwise despite the finding of liability.

•	The Registrant has an obligation to advance, on an unsecured and interest-free basis, reasonable expenses incurred by the indemnitee within 30 days of the indemnitee’s request. The indemnitee does not need to meet any standard of conduct to be entitled to advancement of expenses and there is no determination requirement to be made by the Board of the Registrant in connection with the advancements of expenses. An indemnitee must repay any amounts advanced if it ultimately determined that the indemnitee is not entitled to indemnification.

The Registrant’s indemnification obligations do not cover the following situations: (1) where indemnification payments have been made under director’s and officer’s insurance or other indemnification provisions; (2) where the claim is based on disgorgement of short-swing profits under Section 16(b) of the Exchange Act; (3) where the claim is based on reimbursement by the indemnitee to the Registrant of a bonus or other incentive-based or equity-based compensation if required under the Exchange Act (e.g., in connection with a restatement as a result of the company’s noncompliance with the financial reporting requirements required by Section 304 of the Sarbanes-Oxley Act of 2002, as amended); or (4) where the proceeding is initiated by the indemnitee (other than proceedings that are consented to by the Board of the Registrant or that the indemnitee initiates against the Registrant to enforce the Indemnification Agreement).

Under the Indemnification Agreements, in the event of a change in control or the Registrant reduces or does not renew the Registrant’s director’s and officer’s insurance coverage, the Registrant is required to purchase (or cause the acquirer or successor to the Registrant to purchase or maintain) a six-year tail policy, subject to a 200% premium cap. The agreements continue until the later of (i) 10 years after the indemnitee ceases to serve as a director or officer, and (ii) one year following the final termination of any proceeding subject to the agreement.

Item 8. Exhibits

A list of exhibits included as part of this Registration Statement is set forth in the Exhibits Index appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this 23rd day of April, 2014.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Robert Mehrabian
Robert Mehrabian Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ Robert Mehrabian	Chairman, President and Chief Executive	April 23, 2014
Robert Mehrabian	Officer (Principal Executive Officer), Director

/s/ Susan L. Main	Senior Vice President and Chief	April 23, 2014
Susan L. Main	Financial Officer (Principal Financial Officer)

/s/ Wajid Ali	Vice President and Controller	April 23, 2014
Wajid Ali	(Principal Accounting Officer)

*	Director	April 23, 2014
Roxanne S. Austin

*	Director	April 23, 2014
Ruth E. Burch

*	Director	April 23, 2014
Frank V. Cahouet

*	Director	April 23, 2014
Charles Crocker

*	Director	April 23, 2014
Kenneth C. Dahlberg

*	Director	April 23, 2014
Simon M. Lorne

*	Director	April 23, 2014
Paul D. Miller

*	Director	April 23, 2014
Michael T. Smith

*	Director	April 23, 2014
Wesley W. von Schack

* /s/ Melanie S. Cibik
Melanie S. Cibik
Pursuant to Power of Attorney filed as Exhibit 24.1

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Teledyne Technologies Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2000 (File No. 1-15295)).

4.2	Amended and Restated Bylaws of Teledyne Technologies Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 18, 2014 (File No. 1-15295)).

5.1*	Opinion of Melanie S. Cibik regarding the legality of the shares being registered hereunder.

23.1*	Consent of independent registered public accounting firm.

23.2	Consent of Melanie S. Cibik (included in the Opinion filed as Exhibit 5.1).

24.1*	Power of Attorney

99.1	Teledyne Technologies Incorporated 2014 Incentive Award Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement filed March 5, 2014 (File No. 1-15295))

*	Filed herewith.